Exhibit 99.1

Nemaura Medical Reports Fiscal Second Quarter 2024 Results and Provides Business Update

Loughborough, England, 13 Nov, 2023 (GLOBE NEWSWIRE) — Nemaura Medical, Inc. (Nasdaq: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing a daily disposable, wearable glucose sensor and supporting personalized lifestyle coaching programs, today released its financial results for the quarter ended September 30, 2023 and provided a business update.

Corporate Highlights:

1.	The Company continued to support its UK licensee with its endeavours to obtain reimbursement for the sensors in the UK.

2.	Advanced development of the Company’s BEATdiabetes offering in readiness for a commercial launch in due course.

3.	Continued development of its consumer metabolic health platform and potential deployment as a bolt-on service into existing metabolic and wellness programs or to support a direct-to-consumer offering.

4.	Received approval from the Saudi Arabia Food and Drug Agency for marketing of sugarBEAT in the Kingdom of Saudi Arabia (KSA), with support from the Company’s licensee in the region, TP MENA.

5.	Continued trials of the Company’s pre-diabetes and consumer metabolic health program with the UK National Health Service, the results from which are expected to support the launch of the program in various territories.

Financial Summary:

Research and development (“R&D”) expenses were $491,803 and $257,061 for the three months ended September 30, 2023 and 2022, respectively.

General and administrative expenses were $1,558,742 and $1,369,155 for the three months ended September 30, 2023 and 2022, respectively.

Net loss was $1,203,454 and $3,855,700 for the three months ended September 30, 2023 and 2022, respectively.

Cash and cash equivalents at September 30, 2023 were approximately $4.4m.

About Nemaura Medical, Inc.

Nemaura Medical, Inc. is a medical technology company developing and wearable diagnostic devices. The company is currently commercializing sugarBEAT® and proBEAT™. sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a proposal for a Modular PMA (Premarket Approval Application) application for sugarBEAT® to the U.S. FDA, for its generation II, 24 hour sensor. proBEAT™ is a non-regulated version of sugarBEAT which combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service as a general wellness product as part of its BEAT®diabetes program that is currently undergoing pilot studies.

Additionally, Nemaura launched a beta trial of Miboko, a metabolic health and well-being program using a non-invasive glucose sensor along with an AI mobile application that helps a user understand how certain foods and lifestyle habits can impact one’s overall metabolic health and well-being. Nemaura believes that up to half the population could benefit from a sensor and program that monitors metabolic health and well-being.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:

IR@NemauraMedical.com